Exhibit 5.01



May 20,  2002



Board of Directors
The Steak n Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

     We have acted as counsel to The Steak n Shake Company, an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 500,000 additional shares of the Company's authorized but unissued Common Stock, $0.50 stated value, (the "Shares") and an equal number of preferred stock purchase rights (the "Rights") issuable under The Steak n Shake Company's 1992 Employee Stock Purchase Plan (the "Plan").

     In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

     1. The Company's Articles of Incorporation, together with all amendments thereto;

     2.   The Restated Bylaws of the Company, as amended to date;

     3. Resolutions relating to the Plan and the Shares adopted by the Company's Board of Directors (the "Resolutions");

     4.   A specimen certificate representing the Shares;

     5.   The Registration Statement; and

     6.   The Plan.

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

     For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Shares and the Rights will be issued pursuant to the terms of the Registration Statement; (iv) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares and the Rights; and (v) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares and the Rights.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares and the Rights to be issued pursuant to the terms of the Plan are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares and the Rights have been delivered against payment therefor as contemplated by the Registration Statement and the Plan, the Shares and the Rights will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.


                               Very truly yours,

                               /s/ Ice Miller